EXHIBIT 99.1
ILLUMINA REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL 2007
Fourth Quarter Revenue Increases 86% Over Prior Year and 15% Sequentially; Annual Revenue
Increases 99% Over Prior Year
SAN DIEGO, February 4, 2008 (BUSINESS WIRE) — Illumina, Inc. (NASDAQ:ILMN) today announced its financial results for the fourth quarter and fiscal 2007.
For the fourth quarter of 2007, Illumina reported revenue of $112.6 million, an 86% increase over the $60.4 million reported in the fourth quarter of 2006 and a 15% increase over revenue of $97.5 million in the third quarter of 2007. This represents the Company’s 26th consecutive quarter of revenue growth. The Company reported a GAAP net loss for the fourth quarter of $4.1 million, or $0.07 per share, compared to net income of $17.1 million, or $0.34 per diluted share in the comparable period of 2006. The GAAP net loss was attributable to the recognition of litigation settlement expenses during the quarter in the amount of $54.5 million, $54 million of which represents the majority of a total payment of $90 million to settle all ongoing legal disputes between the Company and Affymetrix, Inc. The GAAP loss also included non-cash charges of $0.7 million associated with the amortization of acquired intangible assets, and $9.6 million in non-cash stock compensation expense associated with SFAS No. 123R. These GAAP expenses were partially offset by a net tax benefit of approximately $25.3 million primarily attributable to the reversal of the Company’s valuation allowance. Excluding the impact of these items and the net pro forma tax expense, Illumina’s net income on a non-GAAP basis was $22.5 million, or $0.38 per diluted share, for the fourth quarter of 2007, compared to $21.2 million, or $0.42 per diluted share, for the fourth quarter of 2006.

Gross margin in the fourth quarter of 2007 was 64.4%, compared to 66.7% in the comparable period of 2006. Excluding the effect of the non-cash charges associated with the acquisition of Solexa and stock compensation mentioned above, non-GAAP gross margin was 65.5% for the fourth quarter of 2007, compared to 67.5% in the prior year period. The year-over-year decrease in gross margin was primarily attributable to a change in product mix.
Research and development (R&D) expenses for the fourth quarter of 2007 were $20.1 million, compared to $8.8 million in the fourth quarter of 2006. R&D expenses include $3.0 million and $1.1 million of non-cash stock compensation expense in the fourth quarter of 2007 and 2006, respectively. Excluding these non-cash charges, R&D expenses as a percentage of revenues were 15.2%, compared to 12.8% in the prior year period.
Selling, general and administrative (SG&A) expenses for the quarter were $30.0 million, compared to $14.9 million for the fourth quarter of 2006. SG&A expenses include $5.4 million and $2.5 million of non-cash stock compensation expense in the fourth quarter of 2007 and 2006, respectively. Excluding these non-cash charges, SG&A expenses as a percentage of revenues were 21.9%, compared to 20.6% in the prior year period.
The Company generated $11.6 million in cash from operations during the fourth quarter of 2007, compared to $8.8 million in the comparable quarter of 2006. Depreciation and amortization expenses were $4.0 million and capital expenditures were $9.1 million during the quarter. The Company ended the quarter with $386.1 million in cash and short-term investments, compared to $352.9 million as of September 30, 2007.
Fiscal 2007
For the fiscal year 2007, the Company reported revenue of $366.8 million, a 99% increase over the $184.6 million reported in fiscal 2006. On a GAAP basis, the Company reported a net loss of $278.4 million or $5.14 per diluted share. The GAAP net loss included the aforementioned litigation settlement expense of $54.5 million and non-cash charges of $306.8 million associated with the acquisition of Solexa and $33.7 million related to stock compensation expense, partially offset by a net tax benefit in the amount of $10.4 million primarily attributable to the release of the Company’s valuation allowance. Excluding the impact of the settlement payment and the non-cash items listed above and the net pro forma tax expense, Illumina’s non-GAAP net income would have been $71.9 million, or $1.23 per diluted share, compared to $54.3 million, or $1.11 per diluted share in fiscal 2006.
Gross margin in fiscal 2007 was 63.9%, compared to 67.9% in fiscal 2006. Excluding non-cash charges associated with stock compensation and certain charges related to the Solexa acquisition, non-GAAP gross margin would have been 65.3% in fiscal 2007 compared to 68.7% in fiscal 2006. The year-over-year decrease in gross margin was primarily attributable to a change in product mix.
R&D expenses for fiscal 2007 were $73.9 million compared to $33.4 million in fiscal 2006. R&D expenses for 2007 included non-cash charges of $0.2 million for an inventory valuation step-up related to the Solexa acquisition and $10.0 million of stock compensation expense, compared to $3.9 million of stock compensation expense in 2006. SG&A expenses for fiscal 2007 were $101.3 million compared to $54.1 million in 2006 and included $19.4 million and $8.9 million of non-cash stock compensation expense respectively.
The Company generated $56.0 million in cash from operations in 2007. Depreciation and amortization expenses for the year were $14.9 million and capital expenditures were $24.3 million.
Highlights since our last earnings release:
•	Entered into a settlement agreement with Affymetrix to resolve all outstanding patent litigation between the companies. Without admitting liability, Illumina agreed to make a one-time payment to Affymetrix of $90 million to dismiss with prejudice all lawsuits it had brought against Illumina. Affymetrix also granted Illumina a perpetual covenant not to sue for making, using or selling any of Illumina’s current products, evolutions of those products and services related thereto. In addition, Affymetrix extended the covenant not to sue for four years for making, using or selling Illumina products or services that are based on future technology developments. The covenant not to sue covers all fields other than photolithography.

•	Announced a reorganization of the Company’s operating structure into a Life Sciences Business Unit and a Diagnostics Business Unit. Additionally, the Company announced the resignation of John West, Senior Vice President and General Manager of Sequencing and announced that John Stuelpnagel, Senior Vice President, COO and General Manager, Arrays will step off the Board and move to part time status on April 1, 2008. The Company also announced hiring of General Managers for both the Life Sciences and the Diagnostics Business Units.

•	Introduced the Infinium HD Human1M-Duo and Human610-Quad BeadChips for DNA analysis. The new Infinium HD products contain up to 2.4 million markers per chip, doubling sample throughput and reducing DNA input requirements by as much as 70 percent.

•	Announced that Erasmus Medical Center in Rotterdam has purchased Infinium HD Human610-Quad BeadChips for the analysis of 10,000 samples to identify early environmental and genetic causes of normal and abnormal growth, development, and health from fetal life until young adulthood.

•	Released two non-human Infinium genotyping products: the BovineSNP50 and the CanineSNP20 BeadChips. Both chips are 12-sample genotyping products available for detecting genetic variation in any breed of cattle and dog, respectively. Content for the BovineSNP50 BeadChip features more than 54,000 SNPs, including 24,000 SNPs discovered using Illumina’s Genome Analyzer.

•	Launched a 12-sample Infinium DNA Methylation BeadChip for use in epigenetic research powered by Illumina’s Infinium Assay. This new tool allows researchers to assay approximately 27,000 CpG sites per sample. Earlier this year Illumina also introduced methylation products using the GoldenGate Assay. Together, these tools represent the industry’s first array-based products, combining high-sample throughput, high multiplexing, and single-site CpG resolution for DNA methylation profiling.
Financial Outlook and Guidance
The non-GAAP financial guidance discussed below excludes the effect of non-cash stock compensation expense and amortization expense related to intangible assets recorded in conjunction with the Solexa acquisition and litigation settlement with Affymetrix (see table which reconciles these non-GAAP financial measures to the related GAAP measures).

We expect revenue for 2008 between $500 and $525 million, representing year over year growth of 36% - 43%, exceeding the high end of our long term operating model. We expect gross margin percentage to range in the mid 60s. We expect earnings per fully diluted share of $1.45 to $1.60.
For the first quarter of 2008, we expect revenues between $110 and $115 million. We expect earnings per fully diluted share of $0.33 to $0.36.
We expect the full year pro forma tax rate to be approximately 36%, higher in the first half of the year and lower in the second half of the year as the Company begins to ramp its Singapore operations.
The Company expects full year total shares outstanding for the measurement of pro forma amounts to be approximately 62 million.
Quarterly Conference Call Information
Our conference call will begin at 2:00 pm Pacific Time (5:00 pm Eastern Time) on February 4, 2008. Interested parties may listen to the call by dialing 866.713.8565 (passcode: 33681070), or if outside North America, by dialing +1.617.597.5324 (passcode: 33681070). Individuals may access the live webcast under the “Corporate/Investor Information” tab of Illumina’s web site at www.illumina.com.
A replay of the conference call will be available from 4:00 pm Pacific Time (7:00 pm Eastern Time) on February 4, 2008 through February 11, 2008 by dialing 888.286.8010, or if outside North America, by dialing +1. 617.801.6888 (passcode: 57638190).
About Illumina
Illumina is a leading developer, manufacturer and marketer of next-generation life science tools and integrated systems for the large scale analysis of genetic variation and biological function. Using our proprietary technologies, we provide a comprehensive line of products and services that currently serve the sequencing, genotyping, and gene expression markets, and we expect to enter the market for molecular diagnostics. Our customers include leading genomic research centers, pharmaceutical companies, academic institutions, clinical research organizations and biotechnology companies. Our tools provide researchers around the world with the performance, throughput, cost effectiveness and flexibility necessary to perform the billions of genetic tests needed to extract valuable medical information from advances in genomics and proteomics. We believe this information will enable researchers to correlate genetic variation and biological function, which will enhance drug discovery and clinical research, allow diseases to be detected earlier and permit better choices of drugs for individual patients.
Statement Regarding Use of Non-GAAP Financial Measures
The Company has reported non-GAAP results for diluted net income per share, net income, gross margins and free cash flow in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company’s financial results under GAAP include substantial non-cash charges related to stock compensation expense, its acquisition of Solexa, Inc. in January 2007, and the settlement of its litigation with Affymetrix in January 2008. Management believes that presentation of operating results that exclude these non-cash charges provides useful supplemental information to investors that facilitates analysis of the Company’s core operating results and comparison of operating results across reporting periods. Management believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing the Company’s past and future operating performance.
The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are our ability (i) to integrate effectively our recent acquisition of Solexa, Inc., (ii) to develop and commercialize further our BeadArrayTM, VeraCodeTM and Solexa® technologies and to deploy new gene expression and genotyping products and applications for our technology platforms, (iii) to manufacture robust micro arrays and Oligator® oligonucleotides, (iv) to integrate and scale our VeraCode technology, (v) to scale further oligo synthesis output and technology to satisfy market demand derived from our collaboration with Invitrogen, together with other factors detailed in our filings with the Securities and Exchange Commission including our recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. We disclaim any intent or obligation to update these forward-looking statements beyond the date of this release.
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Contact:	Peter J. Fromen
Sr. Director, Investor Relations
1.858.202.4507
pfromen@illumina.com

Illumina, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 30, 2007	December 31, 2006 (1)
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$174,941	$38,386
Short-term investments	211,141	92,418
Accounts receivable, net	83,119	39,984
Inventory, net	53,980	20,169
Deferred tax assets - current portion	26,934	—
Prepaid expenses and other current assets	12,640	2,769

Total current assets	562,755	193,726
Property and equipment, net	46,274	25,634
Investment in Solexa	—	67,784
Goodwill	228,734	2,125
Intangible assets, net	57,971	—
Deferred tax assets - long term portion	80,245	—
Other assets, net	11,753	11,315

Total assets	$987,732	$300,584

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,311	$9,853
Litigation settlements payable	90,536	—
Accrued liabilities and current portion of long-term debt	50,868	23,923

Total current liabilities	165,715	33,776
Long-term debt	400,000	—
Other long-term liabilities	10,339	19,466
Stockholders’ equity	411,678	247,342

Total liabilities and stockholders’ equity	$987,732	$300,584

(1) The condensed consolidated balance sheet as of December 31, 2006 has been derived from the audited financial statements as of that date.

Illumina, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December	December	December	December
	30, 2007	31, 2006	30, 2007	31, 2006
Revenue:
Product	$101,116	$49,229	$326,699	$155,811
Service and other	11,489	11,206	40,100	28,775

Total revenue	112,605	60,435	366,799	184,586

Costs and expenses:
Cost of revenue (including non-cash stock compensation expense of $1,226, $507, $4,324 and $1,524, respectively)	40,098	20,119	132,436	59,344
Research and development (including non-cash stock compensation expense of $2,983, $1,101, $10,016 and $3,891, respectively)	20,050	8,826	73,943	33,373
Selling, general and administrative (including non-cash stock compensation expense of $5,407, $2,484, $19,406 and $8,889, respectively)	30,020	14,914	101,256	54,057
Amortization of acquired intangible assets	662	—	2,429	—

Acquired in-process research and development	—	—	303,400	—
Litigation settlements	54,536	—	54,536	—

Total costs and expenses	145,366	43,859	668,000	146,774

Income (loss) from operations	(32,761)	16,576	(301,201)	37,812
Interest and other income, net	3,373	1,388	12,416	4,808

Income (loss) before income taxes	(29,388)	17,964	(288,785)	42,620
Provision (benefit) for income taxes	(25,337)	822	(10,426)	2,652

Net income (loss)	$(4,051)	$17,142	$(278,359)	$39,968

Net income (loss) per basic share	$(0.07)	$0.37	$(5.14)	$0.90

Net income (loss) per diluted share	(0.07)	0.34	(5.14)	0.82

Shares used in calculating basic net income (loss) per share	55,055	46,699	54,154	44,501

Shares used in calculating diluted net income (loss) per share	55,055	51,003	54,154	48,754

Illumina, Inc.
Condensed Consolidated Statements of Cash Flow
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December	December	December	December
	30, 2007	31, 2006	30, 2007	31, 2006
Net cash provided by operating activities	$11,578	$8,781	$56,019	$39,000
Net cash provided by (used in) investing activities	68,382	(18,369)	(67,686)	(160,735)
Net cash provided by financing activities	30,719	3,788	148,567	109,296
Effect of foreign currency translation on cash and cash equivalents	155	20	(345)	3

Increase (decrease) in cash and cash equivalents	110,834	(5,780)	136,555	(12,436)
Cash and cash equivalents, beginning of period	64,107	44,166	38,386	50,822

Cash and cash equivalents, end of period	$174,941	$38,386	$174,941	$38,386

Calculation of Free Cash Flow (a):
Net cash provided by operating activities	$11,578	$8,781	$56,019	$39,000
Purchases of property and equipment	(9,087)	(1,637)	(24,343)	(15,114)
Cash paid for intangible assets	—	(85)	(85)	(100)

Free cash flow	$2,491	$7,059	$31,591	$23,786

(a) Free cash flow, which is a non-GAAP financial measure, is calculated as net cash provided by operating activities reduced by purchases of property and equipment and cash paid for intangible assets. Free cash flow is useful to management as it is one of the metrics used to evaluate our performance and to compare the Company with other companies in our industry. However, our calculation of free cash flow may not be comparable to similar measures used by other companies.

Illumina, Inc.
Results of Operations — Non-GAAP
(In thousands, except per share amounts)
(Unaudited)
AN ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP
NET INCOME (LOSS) PER SHARE IS AS FOLLOWS:

	Three Months Ended		Year Ended
	December	December	December	December
	30, 2007	31, 2006	30, 2007	31, 2006
GAAP net income (loss) per share — diluted	$(0.07)	$0.34	$(5.14)	$0.82
Pro forma impact on weighted average shares	—	—	0.37	—

Adjustment to net income (loss), as detailed below	0.45	0.08	6.00	0.29

Non-GAAP net income per share — diluted (a)	$0.38	$0.42	$1.23	$1.11

Shares used in calculating non-GAAP diluted net income per share	58,878	51,003	58,430	48,754

AN ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP
NET INCOME (LOSS) IS AS FOLLOWS:

GAAP net income (loss)	$(4,051)	$17,142	$(278,359)	$39,968
Non-cash stock compensation expense	9,616	4,092	33,746	14,304
Amortization of acquired intangible assets	662	—	2,429	—
Amortization of inventory revaluation costs	—	—	942	—
Acquired in-process research and development expense	—	—	303,400	—
Litigation settlements	54,536	—	54,536	—
Pro forma tax expense (b)	(38,291)	—	(44,751)	—

Non-GAAP net income (a)	$22,472	$21,234	$71,943	$54,272

(a) Non-GAAP diluted net income per share and net income excludes the effect of non-cash stock compensation expense, as well as the amortization of acquired intangible assets, amortization of inventory revaluation costs on products sold that were previously written-up under purchase accounting rules and acquired in-process research and development expense related to the Company’s acquisition of Solexa, Inc. in January 2007, and the charge recorded by the Company in Q4 2007 related to the settlement of its litigation with Affymetrix in January 2008. Management regards non-GAAP net income and non-GAAP diluted net income per share as key indicators of the Company’s core operating performance and are major factors in determining management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.
(b) Pro forma tax expense is higher than GAAP tax expense primarily due to the litigation settlement and certain acquisition related costs, such as amortization of acquired intangible assets, inventory revaluation costs and acquired in-process research and development expense, which are deducted for GAAP purposes but excluded for pro forma purposes. In addition, the impact of the Company’s release of its valuation allowance has been excluded for pro forma purposes. GAAP net income (loss) for the three and twelve months ended December 30, 2007 also includes non-cash stock compensation expense, which is deducted for GAAP purposes but excluded for pro forma purposes. These adjustments produce a GAAP-only tax benefit, which is added back for pro forma purposes.

Illumina, Inc.
Results of Operations — Non-GAAP (continued)
(Unaudited)
AN ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP GROSS MARGIN IS AS FOLLOWS:

	Three Months Ended		Year Ended
	December	December	December	December
	30, 2007	31, 2006	30, 2007	31, 2006
GAAP gross margin (a)	64.4%	66.7%	63.9%	67.9%
Non-cash stock compensation expense	1.1%	0.8%	1.2%	0.8%
Amortization of inventory revaluation costs	—	—	0.2%	—

Non-GAAP gross margin (b)	65.5%	67.5%	65.3%	68.7%

(a) In Q4 2007, the Company began to classify research revenue as part of services and other revenue. This reclassification is also reflected in the prior periods shown in the table above.
(b) Non-GAAP gross margin excludes the effect of non-cash stock compensation expense and the amortization of inventory revaluation costs. Management regards non-GAAP gross margin as a key measure of the effectiveness and efficiency of the Company’s manufacturing processes, product mix and the average selling prices of the Company’s products and services.

Illumina, Inc.
Reconciliation of GAAP to Non-GAAP Financial Guidance Summary
(In thousands, except per share amounts)

The financial guidance provided below is an estimate based on information available as of February 4, 2008. The Company’s future performance and financial results are subject to risks and uncertainties, and actual results could differ materially from the guidance set forth below. Some of the factors that could affect the Company’s financial results are stated above in this press release. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended December 30, 2007 to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Fiscal Year 2008 Financial Guidance Summary
Non-GAAP
	GAAP	Adjustments		Non-GAAP
Revenue	$500 - 525 million			$500 - 525 million

Diluted net income per share	$ 0.73 - 0.88	$ 0.72	(a)	$ 1.45 - 1.60

Q1 2008 Financial Guidance Summary
Non-GAAP
	GAAP	Adjustments		Non-GAAP
Revenue	$ 110 - 115 million			$ 110 - 115 million

Diluted net income per share	$ 0.14 - 0.17	$ 0.19	(a)	$ 0.33 - 0.36

(a) These adjustments reflect the estimated impact on net income and diluted net income per share for fiscal year 2008 and Q1 2008 from the non-GAAP adjustments related to non-cash stock compensation expense, as well as the amortization of acquired intangible assets and amortization of the intangible asset recorded by the Company in Q4 2007 related to the settlement of its litigation with Affymetrix in January 2008.